LEGG MASON PARTNERS INVESTMENT FUNDS, INC.

LEGG MASON PARTNERS SMALL CAP GROWTH FUND

Sub-Item 77C

Registrant incorporates by reference
Registrant's Notice of Special Meeting of
Shareholders to be held on October 19, 2006, filed on September 13, 2006.
(Accession No. 0001193125-06-190158)